January 6, 1997




Board of Directors
Orion Network Systems, Inc.
2440 Research Boulevard, Suite 400
Rockville, Maryland 20850

Dear Directors:

This letter is in response to your request that we provide you with our opinion as to certain of the Federal income tax consequences of the proposed reorganization of Orion Network Systems, Inc. ("Orion"), Orion Newco Services, Inc. ("Orion Newco"), a newly formed Delaware corporation and wholly owned subsidiary of Orion, and Orion Merger Company, Inc. ("Orion Merger Subsidiary"), a newly formed Delaware corporation and wholly owned subsidiary of Orion Newco, pursuant to the Agreement and Plan of Merger, dated as of December, 1996 (the "Merger Agreement"), by and among Orion, Orion Newco and Orion Merger Subsidiary (the "Merger").

In rendering our opinion, we have also considered the proposed transfer of (i) limited partnership interests in International Private Satellite Partners, L.P., a Delaware limited partnership ("Orion Atlantic") and (ii) a portion of certain refund rights, contractual rights and debt instruments under which Orion Atlantic is the obligor, to Orion Newco in exchange for shares of Series C 6% Cumulative Redeemable Convertible Preferred Stock of Orion Newco ("Orion Newco Series C Preferred Stock") pursuant to the Section (1) 351 Exchange Agreement and Plan of Conversion (the "Exchange Agreement"), dated as of June , 1996, among Orion, Orion Satellite Corporation, a Delaware corporation that is a wholly owned subsidiary of Orion and the sole general partner of Orion Atlantic, and each of the existing limited partners of Orion Atlantic other than Orion (2) (the "Exchange").

In rendering our opinions, we have relied upon the facts and representations, summarized below, as they have been represented to us or described in the following documents (the "Documents"):

1. Agreement and Plan of Merger, as approved by the Board of Directors on January 3, 1997;
----------
1
   All "Section" references in this letter are to the Internal Revenue Code of 1986, as amended.
2
   The limited partners in Orion Atlantic other than Orion are British Aerospace Communications, Inc. ("BAe"), COM DEV Satellite Communications Limited (COM DEV"), Kingston Communications International Limited ("Kingston"), Lockheed Martin Commercial Launch Services, Inc. ("Lockheed Martin CLS"), MCN Sat US, Inc. ("Matra"), and Trans Atlantic Satellite, Inc. ("Nisho"). All limited partnerss except for Orion will be taking part in the Exchange and those partners taking part in the Exchange will hereinafter be referred to as the "Exchanging Partners".

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 2


2. The Section 351 Exchange Agreement and Plan of Conversion, dated as of June, 1996;
3. The First Amendment to the Section 351 Exchange Agreement and Plan of Conversion, dated as of December, 1996;
4. The Proposed Amendment to Preliminary Schedule 14A as filed with the Securities and Exchange Commission on December 30, 1996 (the "Proxy Statement"); and
6. The letter dated December 27, 1996 from management of Orion containing certain representations regarding the Merger (the "Representation Letter").

The management of Orion has represented to us that the Documents provide an accurate, true, and complete description of the entire understanding of the parties with respect to the subject matter thereof and are true and complete in all material respects. Also, the management of Orion has represented (without our independent investigation) that the Merger and Exchange and any transactions incident thereto will occur in strict accordance with the terms of the Documents. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the statements and representations of management and the information presented in the Documents for purposes of this letter. Any changes to the Documents or to such facts or to the assumptions set forth in this letter may affect the opinions stated herein.

I.       STATEMENT OF FACTS

The management of Orion has represented the following to us:

         A.       In General

Orion, together with its subsidiaries, is a provider of private network services to multinational corporations. More specifically, Orion has developed and operates a privately owned international satellite communications business, which delivers two distinct types of services: (i) private communications networks for multinational businesses and (ii) transmission capacity for video and other program distribution services.

As of December 15, 1996, Orion's capital structure consisted of (i) 40,000,000 authorized shares of voting common stock, 10,974,121 shares of which were issued and outstanding, (ii) 15,000 authorized shares of convertible redeemable Series A Preferred Stock, 13,871 shares of which were outstanding and currently entitled to vote on the election of directors and all other matters proper for shareholder consideration on an "as converted" basis,(3) and (iii) 5,000 authorized shares of convertible redeemable Series B Preferred Stock, 4,298 of which were outstanding and

---------
3
   Each share of the Series A Preferred stock entitles its holder to 117 votes because each share of the Series A Preferred can be converted to 117 shares of common stock. Thus, the outstanding shares of Series A preferred constitute an aggregate of 1,622,907 votes.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 3

currently entitled to vote on the election of directors and all other matters proper for shareholder consideration on an "as converted" basis.(4) As of September 30, 1996, there are only 6 shareholders who beneficially own more than five percent of the outstanding common stock of Orion. The Orion common stock is traded over-the-counter and quoted on the NASDAQ System.


Orion is the common parent of an affiliated group of corporations filing a consolidated Federal income tax return on the basis of a December 31 year end ("Orion Group"). Other members of the Orion Group include: Orion Newco; Orion Merger Subsidiary; Asia Pacific Space & Communications, Ltd.; Orion Asia Pacific Corp. ("Orion Asia Pacific")(5); Orion Satellite Corporation ("OrionSat"); OrionNet, Inc. ("OrionNet"); and OrionNet Finance Corporation.

Orion Newco is currently a wholly-owned subsidiary of Orion. Orion Newco was formed solely for the purpose of effecting the Merger and Exchange and has not conducted any business since incorporation other than matters incident to its organization and matters incident to the Merger Agreement and Exchange Agreement. While Orion Newco currently conducts no business, upon completion of the Merger as described below, its business activities will initially include the operations currently conducted by Orion. The authorized capital stock of Orion Newco consists of 40,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Each holder of Orion Newco common stock is entitled to one vote per share of Orion Newco common stock held by such holder on all matters to be voted upon by the stockholders of Orion Newco. The holders of Orion Newco preferred stock will be entitled to one vote for each whole share of Orion Newco common stock that would be issuable upon conversion of such share of Orion Newco preferred stock on all matters submitted to the stockholders of Orion Newco. Immediately after the Merger and Exchange, Orion Newco will have outstanding 10,973,018 shares of Orion Newco common stock, 13,871 shares of Orion Newco Series A Preferred Stock, 4,298 shares of Orion Newco Series B Preferred Stock, and 121,988 shares of Orion Newco Series C Preferred Stock (subject to possible adjustment, as discussed below). The terms, rights and preferences of the Orion Newco Series A Preferred and Orion Newco Series B Preferred will be identical in all respects to the terms, rights and preferences of the Series A Preferred Stock and the Orion Series B Preferred Stock, respectively.

----------
4
   Each share of the Series B Preferred stock entitles it holder to 98 votes because each share of the Series B Preferred can be converted to 98 shares of common stock. Thus, the outstanding shares of Series A preferred constitute an aggregate of 421,204 votes.
5
   Presently, Orion owns approximately 83% of the total outstanding stock of Orion Asia Pacific. As noted below, as a condition to the Exchange, Orion Newco will issue approximately 86,000 shares of common stock to acquire the remaining outstanding shares of stock of Asia Pacific which are currently owned by an affiliate of BAe.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 4


Orion Merger Subsidiary was organized solely for the purpose of merging with Orion in accordance with the Merger Agreement. Orion Merger Subsidiary has engaged in no business activities other than matters incident to its organization and matters incident to the Merger Agreement and Exchange Agreement. The authorized capital stock of Orion Merger Subsidiary consists of 1,000 shares of common stock. Immediately before the Merger of Orion Merger Subsidiary with and into Orion, Orion Merger Subsidiary's assets will consist solely of cash contributed by Orion Newco in exchange for Orion Merger Subsidiary's stock. Immediately after the Merger, Orion Newco will be the sole shareholder of Orion, owning 100% of the issued and outstanding shares of Orion's common and preferred stock.

OrionSat is the sole general partner of Orion Atlantic with a 25% equity interest. The limited partners in Orion Atlantic include Orion and the Exchanging Partners.


         B.       Business Purpose

Management has represented that the proposed Merger will permit the acquisition of the LPIs and Partnership Debt (hereinafter defined) in that, absent the formation of Orion Newco, Exchanging Partners owning significant LPIs and Partnership Debt have indicated they are not willing to exchange their LPIs and Partnership Debt for Orion stock. Accordingly, the Merger has been structured to accommodate the wishes of the Exchanging Partners and permit Orion to acquire all the capital and profits interests in Orion Atlantic not presently owned by the Orion Group.

In addition, the Proxy states that the Merger and the Exchange (collectively, the "Transactions") will provide the following additional benefits: (i) simplify Orion's organizational structure and improve Orion's access to the capital markets; (ii) consolidate outside investor ownership at the holding company (Orion Newco) level; (iii) improve the speed and efficiency of Orion's decision making; (iv) provide Orion Newco with 100% ownership of all of its material subsidiaries; (v) allow Orion Newco to pursue independently its business plans and financing for all of its satellites; (vi) eliminate (in exchange for Orion Newco Stock) approximately $37.5 million (as of September 30, 1996) of obligations Orion Atlantic owes to the Exchanging Partners under various agreements; and (vii) increase Orion's overall market capitalization.

Access to the capital markets is necessary for Orion to achieve its business plan to construct and launch two additional satellites. With this plan in mind, Orion Newco has been pursuing and will continue to pursue various financing transactions including: (i) an offering of investment units consisting of senior notes and common stock warrants in the amount of approximately $322 million;
(ii) the issuance and sale of approximately $60 million of Orion Newco's convertible subordinated debentures to BAe and Matra; (iii) a satellite procurement contract for the Orion 2 Satellite; and (iv) a satellite procurement contract for the Orion 3 Satellite. Orion believes that the construction and launch of Orion 2 and Orion 3 will offer stockholders an opportunity to

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 5



realize long-term value through the potential appreciation in the value of Orion's stock. The Proxy states that Orion believes that it would not be able to complete these financings in the absence of the Transactions.

              C. Merger


Pursuant to the Merger, (i) Orion Merger Subsidiary will merge with and into Orion as provided in the relevant provisions of the Delaware merger statute, with Orion being the surviving corporation and Orion Merger Subsidiary disappearing in connection with the Merger, and (ii) each share of common stock of Orion outstanding immediately prior to the effective date of the Merger will be automatically canceled and converted by operation of law into one share of Orion Newco Common Stock. In addition, each share of Orion Series A Preferred Stock and Series B Preferred Stock will be canceled and converted by operation of law into one share of Orion Newco Series A Preferred Stock and Series B Preferred Stock, respectively, having the same terms as the canceled Orion preferred stock. The shares of Orion Newco stock originally issued to Orion will be canceled. Each share of Orion Merger Subsidiary common stock will be canceled and converted into one share of Orion common stock, which shall not be converted into Orion Newco common stock. Following consummation of the Merger, Orion will be a wholly-owned subsidiary of Orion Newco and the Orion shareholders will automatically become holders of all of the outstanding stock of Orion Newco in the same proportion of ownership that they had in Orion. Any outstanding stock options which Orion may have granted pursuant to its stock option plans shall be assumed by Orion Newco and will become stock options of Orion Newco upon the same terms as applied prior to the Merger.

According to the Proxy Statement, the Merger, if approved, will become effective upon the filing with the Delaware Secretary of State of the Delaware Merger Certificate, which is expected to occur following approval of the Transactions by the requisite vote of the Orion stockholders, and satisfaction or waiver of the other conditions set forth in the Merger Agreement and the Exchange Agreement (the "Effective Time of the Merger").

According to the Proxy Statement, it is expected that approximately 10,974,121 shares of Orion Newco Common Stock, 13,871 shares of Orion Newco Series A Preferred Stock, and 4,298 shares of Orion Newco Series B Preferred Stock will be issued to the stockholders of Orion in the Merger in exchange for their shares of Orion Common Stock, Orion Series A Preferred Stock and Orion Series B Preferred Stock, respectively. Orion Newco will have a certificate of incorporation, bylaws, capital structure (before the issuance of Orion Newco Series C Preferred Stock, as discussed in D. below) and management substantially identical in all material respects to those of Orion. As a result of the Merger, the stockholders of Orion Newco will have substantially the same securities and rights in Orion Newco that they had in Orion, except that their percentage ownership of Orion Newco will be diluted as a result of the Exchange (discussed immediately below). The Proxy states that Orion stockholders will not be entitled to appraisal

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 6


rights in connection with the approval of the Merger.

         D.       Exchange

Pursuant to the terms of the Exchange Agreement, and subject to and effective upon the consummation of the Merger, Orion Newco will issue 121,988 shares of Series C 6% Cumulative Redeemable Convertible Preferred Stock (the "Orion Newco Series C Preferred Stock") to the Exchanging Partners. In exchange for the Orion Newco Series C Preferred Stock, the Exchanging Partners will transfer to Orion Atlantic the following rights currently held by the Exchanging Partners: (i) their respective limited partnership interests in Orion Atlantic and other rights and obligations relating thereto under the Second Amended and Restated Partnership Agreement of International Private Satellite Partners, L.P. (the "LPIs"); (ii) all of the rights and obligations held by certain of the Exchanging Partners under the Refund Agreement, dated December 31, 1994, consisting primarily of rights to receive an aggregate of $26.7 million of refunds thereunder; (iii) all the rights of BAe, COM DEV, Kingston, Lockheed Martin CLS and Matra under the Preferred Participating Unit Agreements ("PPUA") among OrionSat and such Exchanging Partners, consisting primarily of rights to receive repayment of $6.6 million advanced thereunder and approximately $4.3 million of interest accrued on such advances; (iv) all of the Exchanging Partners' rights under the Preferred Bidders Agreement consisting of preferred bidder status with respect to procurement contracts entered into by Orion Atlantic; and (v) certain of the Exchanging Partners' rights under a variety of other agreements between or among Orion Atlantic and the Limited Partners. The contractual and refund rights referred to in clauses (ii), (iii), (iv) and (v) of the preceding sentence are collectively referred to as the "Partnership Debt."

Pursuant to the Exchange, Orion Newco will transfer to the Exchanging Partners the following number of shares of Orion Newco Series C Preferred Stock:

                  Exchanging Partner                Number of Shares
          BAe                                             50,129
          COM DEV                                          9,462
          Kingston                                        11,198
          Lockheed Martin CLS                             19,534
          Matra                                           17,727
          Nissho                                          13,938
                                              ------------------
                                                         121,988
                                              ==================


The above number of shares will be increased by an amount pursuant to a formula based upon payments by the Exchanging Partners under various agreements, and adjusted proportionately to reflect any subdivision, stock split, stock dividend, recapitalization, combination or reverse stock

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 7



split of Orion capital stock or similar transaction by Orion between the date of the Exchange Agreement (June, 1996) and the consummation of the Exchange.

As a result of the Exchange, the Orion Group will become the owner of all the LPIs in Orion Atlantic (through Orion Newco and Orion as limited partners and OrionSat as the sole general partner of Orion Atlantic) and all of the Partnership Debt.

The Series C Preferred Stock will be entitled to receive dividends at the rate of 6% per annum, payable exclusively in Orion Newco Common Stock. Each share of Series C Preferred Stock will have a liquidation preference of $1,000 per share (plus all accrued and unpaid dividends) over the Orion Newco Common Stock. The holders of the Orion Newco Series C Preferred Stock will be entitled to vote on the basis of one vote for each whole share of Orion Newco Common Stock that would be issuable upon conversion of such share of Orion Newco Series C Preferred Stock at the time the vote is taken. Orion Newco will redeem all of the Orion Newco Series C Preferred Stock on the 25th anniversary of issuance, 2022. Additionally, at any time after the second anniversary of the date of the issuance of the Orion Newco Series C Preferred Stock (or, if earlier, immediately prior to the consummation of any consolidation, merger or sale in which the successor entity or purchasing entity is other than Orion Newco), Orion Newco has the option to redeem the Orion Newco Series C Preferred Stock (in whole or in part) at a price of $1,000 per share plus all accrued and unpaid dividends. Holders of the Orion Newco Series C Preferred Stock have the right to convert their shares into a number of shares of Orion Newco Common Stock generally equal to a number computed by multiplying the number of shares of Orion Newco Series C Preferred Stock to be converted by $1,000, and dividing the result by the applicable Conversion Price (as such term is used in the Certificate of Designations), initially $17.50, subject to adjustment. The 121,988 shares of Orion Newco Series C Preferred Stock expected to be issued in the Exchange will be convertible into approximately 7,933,319 million shares of Orion Newco Common Stock. Finally, if the closing price of the Orion Newco Common Stock over 20 of the 30 prior trading days is greater than or equal to the conversion price of $17.50 (subject to adjustment), Orion Newco may require the conversion of all of the outstanding Orion Newco Series C Preferred Stock into Orion Newco Stock.

Section 3.2(c) of the Exchange Agreement provides that the number of shares of Orion Newco Series C Preferred Stock will be increased by the Adjustment Amount. The Adjustment Amount for an Exchanging Partner will equal (i) the sum of (A) the amounts paid by such Exchanging Partner for obligations pursuant to the Capacity Agreement which are subject to being refunded under the Refund Agreement, and the amounts paid by such Exchanging Partner pursuant to the Contingent Capacity Agreement, during the period from July 1, 1996 through the Closing Date (as defined in the Exchange Agreement), plus (B) the amount of interest accrued with respect to funds advanced by such Exchanging Partner pursuant to the PPU Agreement, minus (ii) the product of the number of days in the Adjustment Period through and including (but not beyond) January 29, 1997, multiplied by the Tax Adjustment Factor for such Exchanging Partner,

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 8


divided by (iii) $1,000. The Tax Adjustment means, with respect to (i) BAe, $11,634; (ii) COM DEV, $1,940; (iii) Kingston, $1,940; (iv) Lockheed Martin, $3,878; (v) MCN Sat, $3,878; and (vi) TA Sat, $3,878.

The First Amendment to Section 351 Exchange Agreement and Plan of Conversion ("First Amendment") amended Section 3.2(c) of the Exchange Agreement to provide that if the Closing Date for the Exchange occurs after January 29, 1997, then any payments made by the Exchanging Partners which are subject to refund under the Refund Agreement and any payments made under the Contingent Capacity Agreements will be refunded to the Exchanging Partners to the extent proceeds from the Bond Offering contemplated by the Exchange Agreement plus the gross proceeds from the sale of convertible subordinated debentures to BAe and Matra, exceed the sum of: (i) the amount necessary to refinance the credit facility;
(ii) $49.4 million payments to be made by Orion or Orion Newco under the Orion 2 Satellite Contract; (iii) $13 million incentive payments payable to Matra immediately following the refinancing of the credit facility; (iv) $3.5 million payable to STET immediately following the refinancing of the credit facility;
(v) reasonably amount necessary for working capital; and (vi) the costs and expenses of the Bond Offering, the convertible subordinated debenture financings and related transactions. If such excess is not sufficient to refund all such post-closing payments in full, the excess will be used first to refund Contingent Capacity Payments, and second to refund Firm Capacity Payments. Any funds then remaining will be used to make partial refunds, pro rata among the Exchanging Partners in proportion to their respective post-closing payments. Any amounts so refunded will not be taken into account in determining any required adjustment described in the preceding paragraph.


         E.       Mutual Interdependence of Exchange and Merger

The Proxy requests the shareholders of Orion to consider and vote separately upon the Merger and the Exchange. However, the Proxy states that the Exchange is a condition to the completion of the Merger, and the Merger is a condition to the completion of the Exchange, as provided in the Merger Agreement and Exchange Agreement. In addition, as is set forth in the Proxy Statement, the Merger and Exchange are pursuant to the same plan, and the Merger is undertaken for the principal purpose of enabling Orion to acquire the LPIs and Partnership Debt pursuant to the Exchange.

 II. REPRESENTATIONS

Set forth below are representations made by the management of Orion ("Management") on which we have relied in concluding that the Merger satisfies the requirements of Section 368(a)(2)(E) of the Internal Revenue of 1986, as amended (the "Code"):

1. The Merger of Orion Merger Subsidiary with and into Orion will satisfy all of the

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                               Page 9

    requirements for treatment as a statutory merger under applicable state law and regulations thereunder, and as a consequence of the Merger, Orion Merger Subsidiary will disappear and Orion will be the surviving corporation with its charter intact.

2. The fair market value of the Orion Newco stock to be received by each Orion shareholder will be equal to the fair market value of the Orion stock surrendered in the Merger.

3. Upon consummation of the Merger, certificates evidencing Orion stock will represent, by operation of law, the same number and class of shares of Orion Newco stock and will no longer represent a direct ownership interest in Orion.

4. There is no plan or intention by the shareholders of Orion who own (directly or indirectly, such as by reason of the ownership of stock options or convertible preferred stock) five percent or more of the Orion common stock, and, to the best of Orion management's knowledge and belief, there is no plan or intention on the part of the remaining shareholders of Orion, to sell, exchange, or otherwise dispose of (or enter into any other arrangement designed to limit the appreciation in value of, or risk of loss with respect
    to) a number of shares of Orion Newco stock received in the transaction that would reduce the shareholders' ownership of Orion Newco stock to a number of shares having a fair market value, as of the Effective Time of the Merger, of less than 50 percent of the total fair market value of all of the formerly outstanding common and preferred stock of Orion as of the same date. Moreover, shares of Orion stock and shares of Orion Newco stock held by Orion shareholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger which are part of the plan of Merger will be considered in making this representation.

5. Following the Merger, Orion will hold at least 90 percent of the fair market value of its net 2. assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Orion Merger Subsidiary's net assets and 70 percent of the fair market value of Orion Merger Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts (if any) paid by Orion or Orion Merger Subsidiary to dissenters, amounts paid by Orion or Orion Merger Subsidiary to shareholders who receive cash or other property, amounts used by Orion or Orion Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Orion will be included as assets of Orion or Orion Merger Subsidiary, respectively, immediately prior to the Merger.

6. Prior to the Merger, Orion Newco will be in control of Orion Merger Subsidiary within the meaning of Section 368(c) of the Code.

7. Orion Newco was formed solely for the purpose of effecting the Merger and has not

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 10

    conducted any business since incorporation other than matters incident to its organization and matters incident to the Merger Agreement and Exchange Agreement.

8. Following the Merger, Orion Newco will own all the issued and outstanding stock of Orion. Orion has no plan or intention to issue additional shares of its stock that would result in Orion Newco losing control of Orion within the meaning of Section 368(c) of the Code.

9. Orion Newco has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

10. Orion  Newco will  remain in  existence.  There is no plan or  intention  to liquidate Orion Newco; to merge Orion Newco with or into another corporation; or to cause Orion Newco to sell or otherwise dispose of any of its assets or of any of the assets acquired from Orion Merger Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Orion.

11. There is no plan or intention on the part of Orion, Orion Newco, or any other person to liquidate Orion; to merge Orion with or into another corporation; to sell or otherwise dispose of the stock of Orion; or to cause Orion to sell or otherwise dispose of any of its assets or of any of the assets acquired from Orion Merger Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Orion.

12. No holder of any issued or outstanding Orion stock will be entitled to exercise dissenters' or appraisal rights in connection with the Merger; rather, the only consideration any Orion stockholder will be entitled to receive in connection with the Merger will be shares of Orion Newco stock.

13. Orion Merger Subsidiary was organized solely for the purpose of merging with Orion in accordance with the Merger Agreement and Exchange Agreement, and has engaged in no 2. business activities other than matters incident to its organization and matters incident to the Merger Agreement and Exchange Agreement.

14. Orion Merger Subsidiary will have no liabilities assumed by Orion, and will not transfer to Orion any assets subject to liabilities, in the Merger.

15. Following the Merger, Orion will continue its historic business or use a significant portion of its historic business assets in a business.

16. Orion Newco, Orion Merger Subsidiary, Orion, and the shareholders of Orion will pay their respective expenses, if any, incurred in connection with the Merger.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 11



17. There is no intercorporate indebtedness existing between Orion Newco and Orion or between Orion Merger Subsidiary and Orion that was issued, acquired, or will be settled at a discount.

18. Each class of issued and outstanding stock of Orion currently entitles its holders to vote in the election of directors of Orion and on all other matters that are subject to shareholder approval under the applicable provisions of Delaware corporate law, and there is no class of nonvoting stock of Orion that is or will be issued and outstanding on or before the date of the Merger. Taking into account any shares of Orion stock acquired by Orion or Orion Newco for consideration other than voting stock of Orion Newco, Orion Newco will acquire at least 80% of the total shares of each class of Orion stock solely in exchange for shares of Orion Newco stock that currently entitles its holders to vote in the election of directors of Orion Newco and on all other matters that are subject to shareholder approval under the applicable provisions of Delaware corporate law. Orion Newco has no plan or intention to modify any of the voting rights or other terms and provisions of any class of Orion Newco stock issued pursuant to the Merger.

19. At the time of the Merger, Orion will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Orion and that, if exercised or converted, would affect Orion Newco's acquisition or retention of control of Orion, as defined in Section 368(c) of the Code.


20. Orion Newco does not own, nor has it owned during the past five years, any shares of the stock of Orion.

21. No two parties to the  transaction  are  investment  companies as defined in
    Section 368(a)(2)(F)(iii) and (iv) of the Code.

22. Orion is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


23. The facts and representations relating to the Transactions described in this opinion letter and the Documents are true, correct, and complete in all material respects.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 12




III.   ANALYSIS


         A.       Statutory Requirements

Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation. Management has represented that the proposed merger of Orion Merger Subsidiary with and into Orion will qualify as a statutory merger under the applicable state law. Based on this representation, this requirement will be met.

Section 368(a)(2)(E) of the Code provides that a transaction which otherwise qualifies under Section 368(a)(1)(A) will not be disqualified by reason of the fact that stock of a corporation (the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if:

         (i) After the transaction, the corporation surviving the merger holds substantially all of the surviving corporation's properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and

         (ii) In the transaction, former shareholders of the surviving corporation exchange, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Section 1.368-2(j)(3)(iii) of the Income Tax Regulations ("Regulations" or "Treas. Reg.") provides that for purposes of Section 368(a)(2)(E)(i) of the Code, the term "substantially all" has the same meaning as under Section 368(a)(1)(C). Rev. Proc. 77-37, 1977-2 C.B. 568, provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(E)(i) is satisfied if there is a retention of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the surviving corporation immediately prior to the transfer. (This amount of assets of the merged corporation must also be transferred to and retained by the surviving corporation.) Management has represented that after the Merger, Orion will hold assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the gross assets of Orion and Orion Merger Subsidiary. Based on this representation, the "substantially all" requirement will be met.

For purposes of Section 368(a)(2)(E) of the Code, the term "control" is defined in Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 13


classes of stock of the corporation. Pursuant to the terms of the Merger Agreement, prior to the merger of Orion Merger Subsidiary with and into Orion, Orion Newco will own all of the issued and outstanding stock of Orion Merger Subsidiary. Consequently, Orion Newco will be in control of Orion and, therefore, will be the "controlling corporation" within the meaning of Section 368(a)(2)(E).

Finally, as discussed above, "control" for purposes of Section 368(a)(2)(E) is defined in Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Pursuant to the Merger Agreement, the existing shareholders of Orion will exchange Orion stock possessing more than 80% of the voting power of all classes of Orion voting stock (which constitutes all of Orion's outstanding stock) solely for voting stock of Orion Newco. Therefore, the Orion stock that is converted into Orion Newco stock upon the merger of Orion Merger Subsidiary with and into Orion will constitute control of Orion immediately before the Merger within the meaning of Section 368(a)(2)(E)(ii).

The IRS has published a ruling which analyzes the applicability of Section 368(a)(2)(E) of the Code to a situation similar to the proposed Merger. In Rev. Rul. 77-428, 1977-2 C.B. 117, corporation P formed a subsidiary corporation, S1, which in turn formed subsidiary corporation S2. Pursuant to a plan of merger, S2 merged with and into P, with P being the surviving corporation. On the date of the merger all outstanding shares of P stock not held by S1 were exchanged for shares of S1 stock. Thus, P became a wholly owned subsidiary of S1 and the former P shareholders became the shareholders of S1. The IRS held that the above described merger qualified as a tax-free reorganization under Section 368(a)(2)(E), even though the two subsidiaries were newly organized corporations and a related corporation was acquired in the transaction. As noted, this is similar to the plan contemplated by the parties to the proposed Merger, with Orion acting as P, Orion Newco acting as S1, and Orion Merger Subsidiary acting as S2.

Based on the above, so long as the continuity of interest, continuity of business enterprise, and business purpose requirements are satisfied, as discussed under "Nonstatutory Requirements" immediately below, the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code by reason of 368(a)(2)(E).(6)

         B.       Nonstatutory Requirements

----------
6
   In addition to satisfying the requirements of Section 368(a)(2)(E), (i) there appear to be good arguments that the Merger will constitute a reorganization described in Section 368(a)(1)(B), and (ii) when considered in conjunction with the Exchange, in the Merger of Orion stock for Orion Newco stock should qualify for nonrecognition treatment under Section 351(a).

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 14

Sections 1.368-1(b) and 1.368-2(g) of the Regulations provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368:

         (i)      "Continuity of interest" must be present;

         (ii)     "Continuity of business enterprise" must exist; and


         (iii) The transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

Continuity of Interest. Qualification of a transaction as a reorganization requires that the former shareholders of the acquired corporation have a continuing proprietary interest in the acquiring corporation. Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "continuity of interest" requirement of
Section 1.368-1(b) of the Regulations is satisfied in a transaction described in
Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) if there is continuing interest through stock ownership in the controlling corporation on the part of the former shareholders of the surviving corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the surviving corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization, will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. Management has represented that the 50 percent continuity of interest test of Rev. Proc. 77-37 will be met in the Merger. Based on this representation, the Merger will satisfy the continuity of interest requirement.

Continuity of Business Enterprise. Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise [as described in Section 1.368-1(d) of the Regulations] is requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business, or (ii) use a significant portion of the acquired corporation's historic assets in a business. Management has represented that Orion will continue to be engaged in the same business following the Merger. Based on this representation, the Merger will satisfy the continuity of business enterprise requirement.

Business Purpose. Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation, a party to the reorganization. Management has represented that the Merger will substantially benefit the business of Orion
Atlantic and Orion in various ways (see I.B. above). Based upon such representations, the Merger will satisfy the business purpose requirements of
Section 1.368-2(g) of the Regulations.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 15


         C.       Additional Statutory and Regulatory Provisions

Section 358(a)(1) of the Code generally provides that in the case of an exchange to which Section 351 or 354 applies, the basis of the property permitted to be received without the recognition of gain or loss shall be the same as that of the property exchanged.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged shall be included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the same time of the exchange.

Section 1032(a) of the Code generally provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Also, Section 361(a) provides that no gain or loss will be recognized to a corporation if it is a party to a reorganization and exchanges property, in pursuance of such plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.(7)

IV.      FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Documents and the information and representations of Management contained herein, it is our opinion that the following Federal income tax consequences will result:

1. Except as otherwise stated in the Proxy Statement under the heading, "Certain Federal Income Tax Consequences," no gain or loss will be recognized by Orion stockholders solely as a consequence of the exchange of their Orion stock for substantially identical shares of Orion Newco stock pursuant to the Merger.

2. The basis of the Orion Newco stock to be received by the Orion shareholders will be the same as the basis of the Orion stock surrendered in exchange therefor.

3. The holding period of the Orion Newco stock to be received by the Orion shareholders will include the period during which the Orion common stock or Orion preferred stock, as the case may be, surrendered in exchange therefore was held, provided that the Orion common stock and the Orion preferred stock was held as a capital asset on the date of the exchange.

----------
7
  See also Section 1.1032-2(b) of the Regulations.

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 16


V.    SCOPE OF OPINION


The scope of this opinion is expressly  limited to the three Federal  income tax
consequences   set  forth  in  IV.   above.   The  opinion  is  based  upon  the
representations made by Management contained herein and in the Documents.
These representations have not been independently verified by us.

Specifically,   our  opinion  has  not  been  requested  and  we  have  made  no determination or expressed any opinion with respect to any other issues, including, but not limited to: (1) the fair market value of any stock being exchanged pursuant to the Merger Agreement and Exchange Agreement; (2) any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in losses), if any, after the Transactions; (3) any state or local consequences to the parties to the Merger; or (4) the potential application of Section 306 or Section 305(c) and the regulations thereunder to Orion shareholders who receive preferred stock in the Merger. Furthermore, we have not reviewed the Orion stock option plans that, pursuant to the Merger Agreement, will become stock option plans of Orion Newco, and express no opinion with respect to the consequences to Orion, Orion Newco, or the holders of such options as a result of such conversion.

Our opinion, as stated above, is based upon the analysis of the current Code, the Regulations thereunder, current case law, and published rulings. The foregoing authorities are subject to change, and such changes may be retroactively effective. If so, our views set forth above may be affected and may not be relied upon. Further, any variation or differences in the facts or representation recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have not been engaged to and will not update our opinion for changes in facts or law occurring subsequent to the date hereof.

This opinion is being rendered solely to the Orion Shareholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent. However, we understand that this opinion will be included as an appendix to the Proxy Statement to be filed with the Securities and Exchange Commission. We consent to the inclusion of our opinion with such filing.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the IRS or the courts will agree with the above analysis.


                                                              Very truly yours,

Board of Directors                                               January 6, 1997
Orion Network Systems, Inc.                                              Page 17


                                             Graphic Omitted